                                                                                           Exhibit 99.1
                                  News
For Immediate Release	Contact:
October 25, 2010	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES INC. LAUNCHES FULFILL™ TECHNOLOGY PLATFORM OF HIGH FILLER PRODUCTS
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COMPANY SIGNS FIRST COMMERCIAL AGREEMENT
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Novel High-Filler Technology Will Provide This Papermaker Significant Cost Savings
By Increasing PCC Filler Usage 20%
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NEW YORK, October 25, 2010—Minerals Technologies Inc., (NYSE: MTX) announced today that it has signed a commercial agreement with a leading Asian paper company to deploy a new, high-filler product under the Fulfill™  technology platform at a paper mill in Asia. This agreement marks the first commercialization of what Minerals Technologies has branded as Fulfill™, a system of high-filler technologies that offers papermakers a variety of efficient, flexible solutions that decreases dependency on natural fiber and reduces costs.  The range of product offerings provided by Fulfill™   allows papermakers to choose the appropriate set of solutions designed to significantly increase PCC filler usage beyond current levels.
“We’ve rejuvenated our product pipeline around the core objective of enabling our customers to produce higher quality paper at lower costs,” said Joseph C. Muscari, chairman and chief executive officer.  “This agreement marks the first step in our on-going commitment to advancing our technology leadership throughout each of our global markets.”
These products and technologies will be tailored for specific operational parameters at different papermakers depending on their individual needs. The primary benefit of the Fulfill™ brand is choice—the ability to choose the right approach to increase filler levels based on specific customer needs. This decreases the papermaker’s reliance on higher cost pulp, which, in turn reduces their cost to manufacture paper while maintaining quality standards.
“Our first customer, who wants to remain anonymous for competitive reasons, has already demonstrated the ability to increase filler levels by at least 20 percent.  The Fulfill™ brand of products will be augmented further with other technologies now in development,” said D.J. Monagle, senior vice president and managing director, Paper PCC. “Each of these new approaches has the potential to significantly increase consumption of our PCC.”
PCC is a specialty pigment for filling and coating high-quality paper. By substituting Minerals Technologies’ PCC for more expensive wood fiber, customers are able to produce brighter, higher quality paper at lower cost. In 1986, Minerals Technologies originated the satellite concept for making and delivering PCC on-site at paper mills and the concept was a major factor in revolutionizing papermaking in North America. Today, the company has 53 satellite plants in operation or under construction around the world and continues to lead the industry with consistent quality and technical innovation.

Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $907.3 million in 2009.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/
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